                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-83631

                    PROSPECTUS SUPPLEMENT DATED JULY 7, 2000
                                       to
                       Prospectus Dated September 16, 1999

                                12,050,000 Shares

                           Interleukin Genetics, Inc.

                                  Common Stock

     This Prospectus Supplement supplements the Prospectus dated September 16, 1999, as supplemented by Prospectus Supplements dated December 22, 1999, March 20, 2000 and May 16, 2000 (the "Prospectus"), of Interleukin Genetics, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by their respective pledgees or donees, that receive such shares as a gift or other non-sale related transfer (the "Selling Shareholders") of 12,050,000 shares (the "Shares") of Common Stock, no par value per share, of the Company (the "Common Stock"). This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

     Since the date of the Prospectus, a certain Selling Shareholder (the "Transferor") has distributed 1,335,200 of the Shares (the "Transferred Shares") to its five (5) members (the "Transferees"), and the Transferees were not specifically named in the Prospectus. The Transferees have requested to be included as Selling Shareholders in the Prospectus. Accordingly, the Selling Shareholders section of the Prospectus is hereby supplemented to include the Transferees (listed below), with respect to the Transferred Shares. The total number of Shares offered by all Selling Shareholders (including the Transferor and the Transferees), however, remains unchanged because the Transferees are offering to sell only the Transferred Shares.

                                                                         SHARES TO BE
                              SHARES OWNED     PERCENTAGE  SHARES TO BE   OWNED AFTER   PERCENTAGE
      NAME                  PRIOR TO OFFERING   OF CLASS       SOLD        OFFERING      OF CLASS
      ----                  -----------------   --------       ----        --------      --------

Arnold Fisher                   253,688(1)        1.39%       253,688         -0-           -0-
Richard L. Fisher               253,688(2)        1.39%       253,688         -0-           -0-
M. Anthony Fisher               253,688(3)        1.39%       253,688         -0-           -0-
Kenneth Fisher                  253,688(4)        1.39%       253,688         -0-           -0-
Steven Fisher                   253,688(5)        1.39%       253,688         -0-           -0-
Martin L. Edelman                66,760(6)           *         66,760         -0-           -0-

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* represents less than 1%

(1) Arnold Fisher holds Transferred Shares in the amount of 253,688 shares of Common Stock, which were distributed to him by MSSI LLC, a Selling Shareholder more specifically identified in the Prospectus.

(2) Richard L. Fisher holds Transferred Shares in the amount of 253,688 shares of Common Stock, which were distributed to him by MSSI LLC, a Selling Shareholder more specifically identified in the Prospectus.

(3) M. Anthony Fisher holds Transferred Shares in the amount of 253,688 shares of Common Stock, which were distributed to him by MSSI LLC, a Selling Shareholder more specifically identified in the Prospectus.

(4) Kenneth Fisher holds Transferred Shares in the amount of 253,688 shares of Common Stock, which were distributed to him by MSSI LLC, a Selling Shareholder more specifically identified in the Prospectus.

(5) Steven Fisher holds Transferred Shares in the amount of 253,688 shares of Common Stock, which were distributed to him by MSSI LLC, a Selling Shareholder more specifically identified in the Prospectus.

(6) Martin L. Edelman holds Transferred Shares in the amount of 66,760 shares of Common Stock, which were distributed to him by MSSI LLC, a Selling Shareholder more specifically identified in the Prospectus.